FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2013

UNITED STATES CELLULAR CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-9712	62-1147325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Chicago, Illinois		60631
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (773) 399-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Current Report on Form 8-K dated June 18, 2013, United States Cellular Corporation (“U.S. Cellular”) (NYSE:  “USM”), a subsidiary of Telephone and Data Systems, Inc. (“TDS”), announced that Kenneth R. Meyers had been appointed as President and Chief Executive Officer of U.S. Cellular, effective June 22, 2013.  This Current Report on Form 8-K is being filed to respond to the requirements of paragraph (e) under Item 5.02.

(e)           On July 25, 2013, U.S. Cellular entered into a letter agreement with Mr. Meyers (“Letter Agreement”) related to his employment as U.S. Cellular’s President and Chief Executive Officer.  The following is a brief description of this Letter Agreement.  This brief description is qualified by reference to the complete terms of the Letter Agreement attached as Exhibit 10.1, which is incorporated by reference herein.

1.             Base Salary:  Effective June 22, 2013, Mr. Meyers’ base salary for 2013 will be $830,000 per year.

2.             Annual Bonus:  Mr. Meyers’ target bonus opportunity for 2013 will be $664,000 (80% of his new base salary of $830,000), and be based on U.S. Cellular’s 2013 Officer Annual Incentive Plan.

3.             Initial Equity Awards:  The Letter Agreement provides that the Chairman will recommend that the U.S. Cellular Long-Term Incentive Compensation Committee grants to Mr. Meyers the following awards (which will be reported on a Form 4 by Mr. Meyers within 2 business days after the grant thereof): (i) a non-qualified option to purchase 125,000 USM Common Shares, with an exercise price per share equal to the fair market value of a USM Common Share on the date of grant and (ii) a restricted stock unit award with respect to 45,000 USM Common Shares.  Each such award will cliff vest on June 22, 2019 (the sixth anniversary of the date Mr. Meyers commenced service as President and Chief Executive Officer), provided that he remains employed by the company through such date.  In such case, he will be eligible to exercise such option following his retirement through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the option was granted, provided that he terminates without cause, performs reasonably requested consulting services and does not compete with the company or misappropriate the company’s confidential information (collectively, the “Equity Conditions”).

4.             Annual Equity Awards:  The Letter Agreement provides that the Chairman will recommend that the U.S. Cellular Long-Term Incentive Compensation Committee approve the following terms with respect to annual equity awards granted to Mr. Meyers on or before June 22, 2019 (the “Pre-June 22, 2019 Annual Awards”).  Provided that Mr. Meyers remains employed by U.S. Cellular through June 22, 2019 and satisfies the Equity Conditions, following his retirement any Pre-June 22, 2019 Annual Awards will continue to vest in accordance with their original vesting schedules through the third anniversary of his retirement (subject to accelerated vesting to the extent provided in the standard form of award agreement maintained by U.S. Cellular at the time of grant).  In addition, provided that he remains employed by the company through June 22, 2019 and satisfies the Equity Conditions, he will be eligible to exercise options granted to him on or before June 22, 2019, to the extent vested, through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the option was granted.

5.             Retiree Medical and Life Insurance Benefits:  Because the transfer of Mr. Meyers’ employment from TDS to U.S. Cellular caused him to be ineligible for certain retiree medical and life insurance benefits that may have been available to him had he retired from TDS, U.S. Cellular agreed to make certain cash reimbursements or payments to Mr. Meyers following his retirement from U.S. Cellular pursuant to the terms and conditions specified in the Letter Agreement.

6.             Severance:  The Letter Agreement provides that, in the unlikely event that U.S. Cellular terminates Mr. Meyers’ employment involuntarily without cause prior to June 22, 2019, U.S. Cellular shall pay him a severance amount equal to his then current annual base salary.

  Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date:	July 31, 2013

By:	/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President - Finance,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description
10.1	Letter Agreement dated July 25, 2013 between U.S. Cellular and Kenneth R. Meyers